150401

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Withdrawal of Certificate of Designation
(PURSUANT TO NRS 78.1955(6))

Filed in the office of	Document Number 20140406901-17
Ross Miller Secretary of State State of Nevada	Filing Date and Time 06/03/2014 9:25 AM
	Entity Number E0301232006-1

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Withdrawal of Certificate of Designation for Nevada Profit Corporations
(Pursuant to NRS 78.1955(6))

1. Name of corporation:

JBI, Inc.

2. Following is the resolution by the board of directors authorizing the withdrawal of Certificate of Designation establishing the classes or series of stock:

RESOLVED, that the form, terms and conditions of the Certificate of Withdrawal of the Certificate of Designation of Series A Super Preferred Voting Stock of the Corporation, as previously circulated to the Board of Directors (the "Certificate of Withdrawal"), pursuant to which the one million (1,000,000) shares of Series A Super Voting Preferred Stock, $0.001 par value per share (the "Series A Stock"), shall be withdrawn, be, and they hereby are, authorized, ratified and approved; and it is further

RESOLVED, that the authorized officers of the Corporation be, and each hereby is, authorized and directed to file the Certificate of Withdrawal with the Secretary of State of the State of Nevada and to take such other actions as are necessary, appropriate, or advisable in connection therewith; and it is further

RESOLVED, that following the filing of the Certificate of Withdrawal with the Secretary of the State of the State of Nevada, the Corporation will no longer be authorized to issue the Series A Stock.

3. No shares of the class or series of stock being withdrawn are outstanding.

4. Signature: (required)